Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-219206
GS Finance Corp. $500,000 Autocallable Contingent Coupon Underlier-Linked Notes due 2020 guaranteed by The Goldman Sachs Group, Inc.
The return on your note is linked to the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Invesco QQQ TrustSM, Series 1, based on the underlier with the lowest underlier return (as defined below). Unless your note has been automatically called prior to the stated maturity date (June 22, 2020), if on any coupon determination date (the 15th day of each March, June, September and December, commencing in September 2018 and ending in June 2020) the closing level of both underliers is greater than or equal to its coupon threshold level ($26.273 with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF and $115.037 with respect to the Invesco QQQ TrustSM, Series 1, which in each case represents 65% of its initial level of $40.42 and $176.98, respectively), you will receive on the applicable coupon payment date (the fifth business day after the coupon determination date) a coupon for each $1,000 face amount of your note equal to $23.125.
The return on your notes is linked to the performances of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Invesco QQQ TrustSM, Series 1 (the ETFs), and not to that of the S&P Oil & Gas Exploration & Production Select Industry Index or the NASDAQ-100 Index® (underlying indices) on which the respective ETFs are based. The SPDR® S&P® Oil & Gas Exploration & Production ETF follows a strategy of "representative sampling", which means the ETF’s holdings are not the same as those of its underlying index. The performance of the ETFs may significantly diverge from that of the respective underlying indices.
Your note will be automatically called prior to maturity if the closing level of both underliers on any coupon determination date commencing in December 2018 and ending in March 2020 is greater than or equal to its initial level. If your note is called, you will receive the face amount of your note plus a coupon on the applicable coupon payment date.
If your note has not been called and a trigger event has not occurred, at maturity you will receive the face amount of your note. A trigger event will occur if the closing level of either underlier is less than 60% of its initial level on any day during the measurement period (the period from, but excluding, the trade date to, and including, the final determination date (June 15, 2020)). The occurrence of a trigger event, other than on a coupon determination date, does not affect your ability to receive coupons. You will never receive more than the face amount of your note at maturity, plus a coupon.
If your note has not been called and a trigger event has occurred, at maturity you will receive an amount based on the underlier with the lowest underlier return (the percentage increase or decrease in the final level of such underlier on the final coupon determination date from its initial level). You will only receive a coupon payment at maturity if the closing level of both underliers on the final coupon determination date is greater than or equal to their respective coupon threshold levels. If a trigger event has occurred, you will lose the face amount of your note on a one-for-one basis based on any negative return of the lesser performing underlier (a 10% negative underlier return on the lesser performing underlier will result in the loss of 10% of the face amount of your note). You could lose a significant portion of the face amount of your note and not receive a coupon payment.
At maturity, if your note has not been called, for each $1,000 face amount of your note you will receive, in addition to any coupon payment then due, an amount in cash equal to:
•	If a trigger event has not occurred, $1,000; and
•	If a trigger event has occurred:
o	If the underlier return of both underliers is greater than or equal to zero, $1,000; or
o	If the underlier return of one or both underliers is negative, (a) $1,000, plus (b) $1,000 multiplied by the lowest of such underlier returns.
The occurrence of a trigger event could affect the secondary market trading price of these notes. See page S-25.
You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-11.
The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $965 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see page S-2.
Original issue date:	June 20, 2018	Original issue price:	100% of the face amount
Underwriting discount:	3.175% of the face amount	Net proceeds to the issuer:	96.825% of the face amount
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC
Prospectus Supplement No. 3,621 dated June 15, 2018.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.
GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes
The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $965 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $5 per $1,000 face amount).
Prior to December 24, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through December 23, 2018). On and after December 24, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus
The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.  This prospectus includes this prospectus supplement and the accompanying documents listed below.  This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:
●    Prospectus supplement dated July 10, 2017
●    Prospectus dated July 10, 2017
The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-23. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Thesis

The notes are designed for investors who:
•
believe that the closing level of one underlier will decline, such that the final underlier level of one underlier will be less than its initial underlier level, but not by more than 35%, on each coupon determination date;

•	believe that the closing level of each underlier will not decline by more than 40% relative to its initial underlier level on any other trading day during the measurement period; and
•
want to receive a quarterly contingent coupon at an above current market rate if, on the related coupon determination date, the closing level of each underlier is greater than or equal to 65% of its initial underlier level, in exchange for bearing the risk of:

o	receiving few or no quarterly coupons;
o
receiving a maturity payment that in the best case will equal the face amount of the notes (plus a coupon payment) and that in the worst case will result in a complete loss of principal (and no coupon payment); and

o	having the notes automatically called prior to the stated maturity date if, on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level.
Coupon determination dates (and, therefore, the call observation dates), on which date it is determined if you receive a coupon (and whether or not your notes are called), occur once quarterly.  However, the measurement period, during which period it will be determined if your principal is at risk, is every trading day from but excluding the trade date to and including the determination date.
If the notes have not been called and (i) the underlier return of each underlier is greater than or equal to 0%, or (ii) the closing level of each underlier has not declined by more than 40% relative to its initial underlier level on any trading day during the measurement period, at maturity investors will receive the face amount of their notes (plus the final coupon if the underlier return of each underlier is greater than or equal to -35%).
If the notes have not been called and the underlier return of any underlier is less than -40%, at maturity investors will be fully exposed on a one-to-one basis to the decline of the underlier with the lowest underlier return and will receive less than 60% of the face amount of their notes and no coupon.
If the notes have not been called and (i) the closing level of any underlier declined by more than 40% relative to its initial underlier level on any trading day during the measurement period (referred to throughout this prospectus supplement as a “Trigger Event”) and (ii) the underlier return of the lesser performing underlier is between 0% and -40% and, for the avoidance of doubt, the underlier return of each underlier is greater than or equal to -40%, at maturity investors will be fully exposed on a one-to-one basis to the decline of the lesser performing underlier. Even if investors receive the final coupon in the case that the underlier return of each underlier is greater than or equal to -35%, any final coupon will be offset by a maturity payment that is less than the face amount of their notes.

Key Terms
Issuer:  GS Finance Corp.
Guarantor:  The Goldman Sachs Group, Inc.
Underliers:  the SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg symbol, “XOP UP”) and the Invesco QQQ TrustSM, Series 1 (Bloomberg symbol, “QQQ UW”); see “The Indices” on page S-33
Underlying indices:  with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF, the S&P Oil & Gas Exploration & Production Select Industry Index, as published by S&P, and with respect to the Invesco QQQ TrustSM, Series 1, the NASDAQ-100 Index®
Specified currency:  U.S. dollars (“$”)
Face amount:  each note will have a face amount equal to $1,000; $500,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement
Denominations:  $1,000 and integral multiples of $1,000 in excess thereof
Purchase at amount other than face amount: the amount we will pay you for your notes on a call payment date or the stated maturity date, as the case may be, will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to a call payment date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-14 of this prospectus supplement
Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as an income-bearing pre-paid derivative contract in respect of the underliers, as described under “Supplemental Discussion of Federal Income Tax Consequences” herein.  Pursuant to this approach, it is the opinion of Sidley Austin llp that it is likely that any coupon payment will be taxed as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  If you are a United States alien holder of the notes, we intend to withhold on coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty.  In addition, upon the sale, exchange, redemption or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding amounts attributable to any coupon payment) and your tax basis in your notes.
Automatic call feature:  if, as measured on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level, your notes will be automatically called; if your notes are automatically called on any call observation date, on the corresponding call payment date, in addition to the coupon then due, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes
Cash settlement amount (on any call payment date):  if your notes are automatically called on a call observation date because the closing level of each underlier is greater than or equal to its initial underlier level, for each $1,000 face amount of your notes, on the related call payment date, we will pay you an amount in cash equal to the sum of (i) $1,000 plus (ii) the coupon then due
Cash settlement amount (on the stated maturity date):  if your notes are not automatically called, for each $1,000 face amount of your notes we will pay you on the stated maturity date, in addition to any coupon payment then due, an amount in cash equal to:
•	If a trigger event has not occurred, $1,000; and
•	If a trigger event has occurred:
o	If the underlier return of each underlier is greater than or equal to zero, $1,000; or

o
If the underlier return of one or each underlier is negative, (a) $1,000, plus (b) $1,000 multiplied by the lesser performing underlier return. You could lose a significant portion of the face amount of your notes and not receive any coupon payment.

Lesser performing underlier return:  the underlier return of the lesser performing underlier
Lesser performing underlier:  the underlier with the lowest underlier return
Coupon:  subject to the automatic call feature, on each coupon payment date, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to:
•	if the closing level of each underlier on the related coupon determination date is greater than or equal to its coupon threshold level, $23.125; or
•	if the closing level of any underlier on the related coupon determination date is less than its coupon threshold level, $0
Initial underlier level: $40.42 with respect to of the SPDR® S&P® Oil & Gas Exploration & Production ETF and $176.98 with respect to the Invesco QQQ TrustSM, Series 1
Final underlier level: with respect to each underlier, the closing level of such underlier on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-27 and under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-28
Coupon threshold level:  $26.273 with respect to of the SPDR® S&P® Oil & Gas Exploration & Production ETF and $115.037 with respect to the Invesco QQQ TrustSM, Series 1 (in each case, 65% of its initial underlier level)
Closing level:  with respect to each underlier on any trading day, the closing level of such underlier, as further described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Level” on page S-29, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-28
Underlier return:  with respect to each underlier on the determination date, the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a positive or negative percentage
Measurement period:  the period from but excluding the trade date to and including the determination date, excluding any date or dates on which the calculation agent determines that a market disruption event with respect to any underlier occurs or is continuing or that the calculation agent determines is not a trading day with respect to any underlier
Trigger event:  the closing level of any underlier has declined, as compared to its initial underlier level, by more than the trigger buffer amount on any trading day during the measurement period
Trigger buffer amount:  40%
Defeasance: not applicable
No listing: the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system
Business day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-29
Trading day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-29
Trade date:  June 15, 2018
Original issue date (settlement date): June 20, 2018
Stated maturity date:  June 22, 2020, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-25
Determination date:  June 15, 2020, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-25
Call observation dates:  each coupon determination date commencing in December 2018 and ending in March 2020, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Call Observation Dates” on page S-27

Call payment dates:  the fifth business day after each call observation date subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Call Payment Dates” on page S-27
Coupon determination dates: the 15th day of each March, June, September and December, commencing in September 2018, subject to adjustment as described under “Specific Terms of Your Notes —Coupon Determination Dates” on page S-26
Coupon payment dates:  the fifth business day after each coupon determination date to and including the stated maturity date, subject to adjustment as described under “Specific Terms of Your Notes —Coupon and Coupon Payment Dates” on page S-26
Regular record dates:  the scheduled business day immediately preceding the day on which payment is to be made
Calculation agent:  Goldman Sachs & Co. LLC (“GS&Co.”)
CUSIP no.: 40055QFA5
ISIN no.:  US40055QFA58
FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES
The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing levels of the indices on a coupon determination date could have on the coupon payable on the related coupon payment date and (ii) the impact that various hypothetical closing levels of the lesser performing underlier on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.
The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the underlier level of any underlier will be on any day throughout the life of your notes, what the closing level of any underlier will be on any coupon determination date or call observation date, as the case may be, and what the final underlier level of the lesser performing underlier will be on the determination date. The indices have been highly volatile in the past — meaning that the underlier levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.
The information in the following examples reflects the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date.  If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the indices, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-11 of this prospectus supplement.  The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Face amount	$1,000
Initial underlier level of the SPDR® S&P® Oil & Gas Exploration & Production ETF	$40.42
Initial underlier level of the Invesco QQQ TrustSM, Series 1	$176.98
Coupon	$23.125
Coupon threshold level 2	$26.273 with respect to of the SPDR® S&P® Oil & Gas Exploration & Production ETF and $115.037 with respect to the Invesco QQQ TrustSM, Series 1 (in each case, 65% of its initial underlier level)
Trigger buffer amount	40%

The notes are not automatically called, unless otherwise indicated below
Neither a market disruption event nor a non-trading day occurs on any originally scheduled coupon determination date or call observation date or the originally scheduled determination date

No change in or affecting any underlier, any of the underlier stocks or the policies of the investment advisor of any underlier or the method by which the applicable sponsor of the underlying index calculates such underlying index

Notes purchased on original issue date at the face amount and held to a call payment date or the stated maturity date
For these reasons, the actual performance of the indices over the life of your notes, the actual underlier levels on any call observation date or coupon determination date, as well as the coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this prospectus supplement. For information about the underlier levels during recent periods, see “The Indices — Historical Closing Levels of the Indices” on page S-51. Before investing in the notes, you should consult publicly available information to determine the underlier levels between the date of this prospectus supplement and the date of your purchase of the notes.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.
Hypothetical Coupon Payments
The examples below show hypothetical performances of each underlier as well as the hypothetical coupons, if any, that we would pay on each coupon payment date with respect to each $1,000 face amount of the notes if the closing level of each underlier on the applicable coupon determination date were the hypothetical closing levels shown and the coupon threshold levels were $26.273 and $115.037 for the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Invesco QQQ TrustSM, Series 1, respectively.
Scenario 1
Hypothetical Coupon Determination Date	Hypothetical Closing Level of the SPDR® S&P® Oil & Gas Exploration & Production ETF	Hypothetical Closing Level of the Invesco QQQ TrustSM, Series 1	Hypothetical Coupon
First	$20	$180	$0.00
Second	$40	$120	$23.125
Third	$80	$100	$0.00
Fourth	$25	$80	$0.00
Fifth	$30	$90	$0.00
Sixth	$20	$100	$0.00
Seven	$15	$90	$0.00
Eighth	$20	$80	$0.00
		Total Hypothetical Coupons	$23.125
In Scenario 1, the hypothetical closing level of each underlier increases and decreases by varying amounts on each hypothetical coupon determination date.  Because the hypothetical closing level of each underlier on the second hypothetical coupon determination date is greater than or equal to its coupon threshold level, the total of the hypothetical coupons in Scenario 1 is $23.125.  Because the hypothetical closing level of at least one underlier on all other coupon determination dates is less than its coupon threshold level, no further coupons will be paid, including at maturity.
Scenario 2
Hypothetical Coupon Determination Date	Hypothetical Closing Level of the SPDR® S&P® Oil & Gas Exploration & Production ETF	Hypothetical Closing Level of the Invesco QQQ TrustSM, Series 1	Hypothetical Coupon
First	$80	$60	$0.00
Second	$25	$50	$0.00
Third	$30	$100	$0.00
Fourth	$20	$80	$0.00
Fifth	$15	$90	$0.00
Sixth	$10	$100	$0.00
Seventh	$20	$90	$0.00
Eighth	$23	$80	$0.00
		Total Hypothetical Coupons	$0.00
In Scenario 2, the hypothetical closing level of each underlier increases and decreases by varying amounts on each hypothetical coupon determination date.  Because in each case the hypothetical closing level of at least one underlier on the related coupon determination date is less than its coupon threshold level, you will not receive a coupon payment on the applicable hypothetical coupon payment date. Therefore, the total of the hypothetical coupons in Scenario 2 is $0.00.  The overall return on your notes will be less than or equal to zero.
Scenario 3
Hypothetical Coupon Determination Date	Hypothetical Closing Level of the SPDR® S&P® Oil & Gas Exploration & Production ETF	Hypothetical Closing Level of the Invesco QQQ TrustSM, Series 1	Hypothetical Coupon
First	$20	$80	$0.00
Second	$50	$180	$23.125
		Total Hypothetical Coupons	$23.125
In Scenario 3, the hypothetical closing level of each underlier is less than its coupon threshold level on the first hypothetical coupon determination date, but increases to a level that is greater than its initial underlier level on the second hypothetical coupon determination date. Because the hypothetical closing level of each underlier is greater than or equal to its initial underlier level on the second hypothetical coupon determination date (which is also the first hypothetical call observation date), your notes will be automatically called.  Therefore, on the corresponding hypothetical call payment date, in addition to the hypothetical coupon of $23.125, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes.
Hypothetical Payment at Maturity
If the notes are not automatically called on any call observation date (i.e., on each call observation date the closing level of any underlier is less than its initial underlier level), the cash settlement amount we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the lesser performing underlier on the determination date, as shown in the table below.  The table below assumes that the notes have not been automatically called on a call observation date, does not include the final coupon, if any, and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date. If the final underlier level of the lesser performing underlier (as a percentage of the initial underlier level) is less than 65%, you will not be paid a final coupon at maturity.
The levels in the left column of the table below represent hypothetical final underlier levels of the lesser performing underlier and are expressed as percentages of the initial underlier level of the lesser performing underlier.  The amounts in the middle column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the lesser performing underlier (expressed as a percentage of the initial underlier level of the lesser performing underlier), assuming that a trigger event does not occur (i.e., the closing level of each underlier has not declined, as compared to the initial underlier level, by more than the trigger buffer amount during the measurement period), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the lesser performing underlier (expressed as a percentage of the initial underlier level of the lesser performing underlier), assuming that a trigger event occurs (i.e., the closing level of any underlier has declined, as compared to the initial underlier level, by more than the trigger buffer amount during the measurement period), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level of the lesser performing underlier (expressed as a percentage of the initial underlier level of the lesser performing underlier) and the assumptions noted above.

The Notes Have Not Been Automatically Called
Hypothetical Final Underlier Level of the Lesser Performing Underlier (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Automatically Called on a Call Observation Date (as Percentage of Face Amount)
	Trigger Event Has Not Occurred	Trigger Event Has Occurred
175.000%	100.000%*	100.000%*
150.000%	100.000%*	100.000%*
125.000%	100.000%*	100.000%*
100.000%	100.000%*	100.000%*
99.999%	100.000%*	99.999%*
80.000%	100.000%*	80.000%*
65.000%	100.000%*	65.000%*
62.000%	100.000%	62.000%
60.000%	100.000%	60.000%
59.999%	N/A	59.999%
50.000%	N/A	50.000%
40.000%	N/A	40.000%
25.000%	N/A	25.000%
20.000%	N/A	20.000%
10.000%	N/A	10.000%
0.000%	N/A	0.000%
*Does not include the final coupon

If, for example, a trigger event has occurred and the notes have not been automatically called on a call observation date and the final underlier level of the lesser performing underlier were determined to be 25.000%

of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).
If, for example, a trigger event has not occurred and the final underlier level of the lesser performing underlier were determined to be 70.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above. In addition, if the final underlier level of the lesser performing underlier were determined to be 175.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be limited to 100.000% of each $1,000 face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over the initial underlier level.
The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-13.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual closing levels of the underliers on any day, the final underlier level of the underliers or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underliers and the market value of your notes at any time prior to the stated maturity date. The actual coupon payment, if any, that a holder of the notes will receive on each coupon payment date, the actual amount that you will receive at maturity, if any, and the rate of return on the offered notes will depend on whether or not the notes are called, the actual closing levels of the underliers during the measurement period and on the coupon determination dates and the actual final underlier levels determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the coupon to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date, if any, may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., with respect to an underlier to which your notes are linked, the stocks comprising such underlier. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.
In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.
The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
Although the coupons (if any) and return on the notes will be based on the performance of each underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.
You May Lose Your Entire Investment in the Notes
You can lose your entire investment in the notes. Assuming your notes are not automatically called, the cash settlement amount on your notes, if any, on the stated maturity date will be based on (i) the performances of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Invesco QQQ TrustSM, Series 1 during the measurement period and (ii) the performance of the lesser performing of the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Invesco QQQ TrustSM, Series 1 as measured from their initial underlier levels to their closing levels on the determination date.  If a trigger event has occurred (i.e., the closing level of any underlier is less than 60% of its initial underlier level on any trading day during the measurement period) and the final underlier level of any underlier is less than the initial underlier level you will have a loss for each $1,000 of the face amount of your notes equal to the product of the lesser performing underlier return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.
Also, the market price of your notes prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.
You May Not Receive a Coupon on Any Coupon Payment Date
If the closing level of any underlier on the related coupon determination date is less than its coupon threshold level, you will not receive a coupon payment on the applicable coupon payment date. If this occurs on every coupon determination date, the overall return you earn on your notes will be zero or less and such return will be less than you would have earned by investing in a note that bears interest at the prevailing market rate.
Although you will receive a coupon if the closing level of each underlier on the related coupon determination date is greater than or equal to its coupon threshold level, the coupon paid on the corresponding coupon payment date will be equal to $23.125.  You should be aware that, with respect to prior coupon determination dates that did not result in the payment of a coupon, you will not be compensated for any opportunity cost implied by inflation and other factors relating to the time value of money.  Further, there is no guarantee that you will receive any coupon payment with respect to the notes at any time and you may lose your entire investment in the notes.

Your Notes Are Subject to Automatic Redemption
We will automatically call and redeem all, but not part, of your notes on a call payment date if, as measured on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level. Therefore, the term for your notes may be reduced to approximately six months after the original issue date. You will not receive any additional coupon payments after the notes are automatically called and you may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity.
The Coupon Does Not Reflect the Actual Performance of the Underliers from the Trade Date to Any Coupon Determination Date or from Coupon Determination Date to Coupon Determination Date
The coupon for each quarterly coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference of the closing levels of the underliers between the trade date and any coupon determination date or between two coupon determination dates. Accordingly, the coupons, if any, on the notes may be less than the return you could earn on another instrument linked to the underliers that pay coupons based on the performance of the underliers from the trade date to any coupon determination date or from coupon determination date to coupon determination date.
The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier
If the notes are not automatically called, the cash settlement amount will be based on the lesser performing underlier without regard to the performance of the other underlier. As a result, you could lose all or some of your initial investment if the lesser performing underlier return is negative, even if there is an increase in the level of the other underlier.  This could be the case even if the other underlier increased by an amount greater than the decrease in the lesser performing underlier.
In addition, if a trigger event occurs (i.e., the closing level of any underlier is less than 60% of its initial underlier level on any trading day during the measurement period), at maturity you will be exposed to the downside performance of each underlier.  For example, if a trigger event occurs because the closing level of the SPDR® S&P® Oil & Gas Exploration & Production ETF declines below its initial underlier level by more than the trigger buffer amount during the measurement period, but the level of the SPDR® S&P® Oil & Gas Exploration & Production ETF increases and is greater than its initial underlier level on the determination date, you will still receive less than the face amount of your notes if the level of the Invesco QQQ TrustSM, Series 1 declines below its initial underlier level on the determination date.  As a result, if a trigger event occurs, the downside performance of any underlier will result in your receiving less than the face amount at maturity.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:
•	the levels of the underliers;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the underliers;
•	the dividend rates of the underlier stocks;
•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlier stocks, and which may affect the closing levels of the underliers;
•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.
You cannot predict the future performance of the underliers based on their historical performance. The actual performance of the underliers over the life of the offered notes, the cash settlement amount paid on a call payment date or the stated maturity date, as the case may be, as well as the coupon payable, if any, on each coupon payment date, may bear little or no relation to the historical closing levels of the underliers or to the hypothetical examples shown elsewhere in this prospectus supplement.
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
The cash settlement amount you will be paid for your notes on the stated maturity date, if any, or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.
If the Levels of the Underliers Change, the Market Value of Your Notes May Not Change in the Same Manner
The price of your notes may move differently than the performance of the underliers. Changes in the levels of the underliers may not result in a comparable change in the market value of your notes. Even if the closing level of each underlier is greater than or equal to its initial underlier level during some portion of the life of the notes, the market value of your notes may not reflect this. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Underlier
If a trigger event occurs and the final underlier level of the lesser performing underlier is less than its initial underlier level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a 40% drop between the initial underlier level and the closing level of any underlier on any day during the measurement period will not result in a loss of principal on the notes (since a trigger event will not have occurred), a decrease in the closing level of any underlier to less than 60% of its initial underlier level on any day during the measurement period may, or a decrease in the final underlier level of the lesser performing underlier to less than 60% of its initial underlier level will, result in a loss of a significant portion of the principal amount of the notes despite only a small change in the level of the underlier.
Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
Goldman Sachs expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underliers or the underlier stocks.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underliers or the underlier stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity.  Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other underlier-linked notes whose returns are linked to changes in the levels of the underliers or the underlier stocks, as applicable.
In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.
Any of these hedging or other activities may adversely affect the levels of the underliers — directly or indirectly by affecting the price of the underlier stocks — and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.  In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you.  You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, underliers, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.
Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the underliers or underlier stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of an underlier or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.
If Goldman Sachs becomes a holder of any securities of the underliers or underlier stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the underliers or underlier stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the underliers or underlier stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of an Underlier or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction
Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of the underliers or the issuers of the underlier stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the underliers or underlier stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.
In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
A completed offering may reduce Goldman Sachs’ existing exposure to the underliers or underlier stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.
The terms of the offering (including the selection of the underliers or underlier stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.
Other Investors in the Notes May Not Have the Same Interests as You
Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, underlier, underlier stocks or other similar securities, which may adversely impact the market for or value of your notes.
The Policies of an Underlier Sponsor and Changes that Affect an Underlier or the Underlier Stocks Comprising an Underlier, Could Affect the Coupons Payable on Your Notes, if Any, the Cash Settlement Amount If the Notes Are Automatically Called on any Call Observation Date or the Cash Settlement Amount on the Stated Maturity Date and the Market Value of Your Notes
The policies of an underlier sponsor concerning the calculation of the level of an underlier, additions, deletions or substitutions of the underlier stocks comprising such underlier, and the manner in which changes affecting such underlier stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the underlier level, could affect the level of such underlier and, therefore, whether the notes are automatically called, the coupon payable on your notes, if any, on any coupon payment date and the market value of your notes before that date. Whether the notes are automatically called, the coupons payable on your notes, if any, and their market value could also be affected if an underlier sponsor changes these policies, for example, by changing the manner in which it calculates the underlier level, or if the underlier sponsor discontinues or suspends calculation or publication of such underlier level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the applicable underlier levels on any such date — and thus the amount payable on any coupon payment date, if any, or the cash settlement amount if the notes are automatically called on any call observation date or the cash settlement amount on the stated maturity date, as applicable — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the applicable underlier levels on any trading day, a coupon determination date, a call observation date or the determination date and the coupons payable on your notes, if any, or the cash settlement amount more fully under “Specific Terms of Your Notes — Discontinuance or Modification of an Underlier” and “— Role of Calculation Agent” below.
The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underliers, or the Underlier Stocks
The return on your notes will not reflect the return you would realize if you actually owned the underliers and received the dividends paid on the shares of such underliers. You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers or the shares of the underliers. See “—You Have No Shareholder Rights or Rights to Receive Any Shares of an Underlier or Any Underlier Stock” below for additional information.
You Have No Shareholder Rights or Rights to Receive Any Shares of an Underlier or Any Underlier Stock
Investing in your notes will not make you a holder of any underlier or any underlier stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to an underlier or its underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier or its underlier stocks or any other rights of a holder of any shares of an underlier or its underlier stocks.  Your notes will be paid in cash, as will any coupon payments, and you will have no right to receive delivery of any underlier or any underlier stocks.
Past Underlier Performance is No Guide to Future Performance
The actual performance of the underliers over the life of the notes, as well as the amount payable on any coupon payment date, call payment date or at maturity, if any, may bear little relation to the historical closing levels of the underliers or to the hypothetical examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the underliers.
As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes
As calculation agent for your notes, GS&Co. will have discretion in making certain determinations that affect your notes, including determining: the closing levels of the underliers on any coupon determination date, which we will use to determine the coupon, if any, we will pay on any applicable coupon payment date; whether your notes will be automatically called; the final underlier level of the lesser performing underlier on the determination date, which we will use to determine the amount we must pay on the stated maturity date; anti-dilution adjustments; whether to exclude a trading day during the measurement period due to a market disruption event; whether to postpone a coupon determination date or the determination date because of a market disruption event or a non-trading day; whether a trigger event has occurred; the coupon determination dates; the coupon payment dates; the call observation dates; the call payment dates and the stated maturity date. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underliers.  See “Specific Terms of Your Notes — Discontinuance or Modification of an Underlier” below. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days' written notice to us.
Your Notes May Not Have an Active Trading Market
Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.
The Calculation Agent Can Postpone a Coupon Determination Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing
If the calculation agent determines that, on a date that would otherwise be a coupon determination date or the determination date, a market disruption event has occurred or is continuing with respect to any underlier or that day is not a trading day with respect to any underlier, such coupon determination date or the determination date will be postponed as provided under “Specific Terms of Your Notes — Coupon Determination Dates” and “Specific Terms of Your Notes — Determination Date”, as applicable.  In no case, however, will the coupon determination date or the determination date be postponed to a date later than the corresponding originally scheduled coupon payment date or the originally scheduled stated maturity date, as applicable, or if the corresponding originally scheduled coupon payment date or the originally scheduled stated maturity date is not a business day, later than the first business day after the corresponding originally scheduled coupon payment date or the originally scheduled stated maturity date.  Moreover, if a coupon determination date or the determination date, as applicable, is postponed to the last possible day, but the market disruption event has not ceased by that day or that day is not a trading day, that day will nevertheless be the coupon determination date or the determination date, as applicable, for the corresponding coupon payment date or stated maturity date.  In such a case, the calculation agent will determine the applicable closing levels or final underlier levels for such coupon determination date or the determination date based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.
The Policies of the Investment Advisor or Trustee for An Underlier and of the Underlying Index Sponsor of the Underlying Index Tracked By An Underlier Could Affect the Amount Payable on Your Notes and Their Market Value

The investment advisor or trustee, as applicable, of an underlier may from time to time be called upon to make certain policy decisions or judgments with respect to such underlier, including those concerning the calculation of the net asset value of such underlier, additions, deletions or substitutions of securities held by such underlier and the manner in which changes affecting the underlying index for such underlier are reflected in such underlier, that could affect the market price of the shares of the underlier, and therefore, the amount payable on your notes, if any, on the stated maturity date. The amount payable on your notes and their market value could also be affected if the investment advisor or trustee, as applicable, changes its policies, for example, by changing the manner in which it calculates the net asset value of such underlier, or if the investment advisor or trustee, as applicable, discontinues or suspends calculation or publication of the net asset value of such underlier, in which case it may become difficult or inappropriate to determine the market value of your notes. The trustee of the Invesco QQQ TrustSM, Series 1 is the Bank of New York Mellon and the investment advisor of the SPDR® S&P® Oil & Gas Exploration & Production ETF is SSGA Funds Management.

If events such as these occur, the calculation agent — which initially will be Goldman Sachs & Co. LLC — may determine the closing levels of the underliers on each coupon determination date and on each day during the measurement period — and thus the amount payable, if any, on a coupon payment date, call payment date or the stated maturity date — in a manner, in its sole discretion, it considers appropriate.

In addition, the underlier sponsor of the underlying index of any underlier owns each underlying index and is responsible for the design and maintenance of that underlying index. The policies of an underlier sponsor concerning the calculation of a particular underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in that underlying index, could affect the level of that underlying index and, consequently, could affect the market prices of shares of the related underlier and, therefore, the cash settlement amount payable on your notes and their market value. The underlier sponsor for the underlying index of the Invesco QQQ TrustSM, Series 1 is Nasdaq, Inc. and the underlier sponsor of the underlying index of the SPDR® S&P® Oil & Gas Exploration & Production ETF is S&P.
There Are Risks Associated with the Underliers

Although each underlier’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) or the NASDAQ Stock Market (“NASDAQ”) and a number of similar products have been traded on the NYSE Arca, NASDAQ or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of such underlier or that there will be liquidity in the trading market.

In addition, each underlier is subject to management risk, which is the risk that such underlier’s investment advisor’s or trustee’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, in the case of the SPDR® S&P® Oil & Gas Exploration & Production ETF, the underlier’s investment advisor may select up to 20% of the underlier’s assets to be invested in shares of equity securities that are not included in the underlying index. The underliers are also not actively managed and each underlier may be affected by a general decline in market segments relating to its underlying index. Each underlier’s investment advisor or trustee, as applicable, invests in securities included in, or representative of, its underlying index regardless of their investment merits. The applicable investment advisor or trustee does not attempt to take defensive positions in declining markets.

In addition, each underlier is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, under continuous listing standards adopted by the NYSE Arca and NASDAQ, each underlier will be required to confirm on an ongoing basis that the components of its underlying index satisfy the applicable listing requirements. In the event that its underlying index does not comply with the applicable listing requirements, an underlier would be required to rectify such non-compliance by requesting that the underlying index sponsor modify such underlying index, adopting a new underlying index or obtaining relief from the Securities and Exchange Commission. There can be no assurance that an underlying index sponsor would so modify its underlying index or that relief would be obtained from the Securities and Exchange Commission and, therefore, non-compliance with the continuous listing standards may result in an underlier being delisted by the exchange on which it is currently listed.
Each Underlier and its Underlying Index are Different and the Performance of Each Underlier May Not Correlate With the Performance of its Underlying Index
Each underlier uses a representative sampling strategy (more fully described under “The Underliers”) to attempt to track the performance of its underlying index. Each underlier may not hold all or substantially all of the equity securities included in its underlying index and may hold securities or assets not included in its underlying index. Therefore, while the performance of each underlier is generally linked to the performance of its underlying index, the performance of each underlier is also linked in part to shares of equity securities not included in its underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with its underlier investment advisor.
Imperfect correlation between an underlier’s portfolio securities and those in its underlying index, rounding of prices, changes to its underlying index and regulatory requirements may cause tracking error, which is the divergence of an underlier’s performance from that of its underlying index.
In addition, the performance of each underlier will reflect additional transaction costs and fees that are not included in the calculation of its underlying index and this may increase the tracking error of each underlier. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between each underlier and its underlying index. Finally, because the shares of each underlier are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of an underlier may differ from the net asset value per share of that underlier.
For all of the foregoing reasons, the performance of any underlier may not correlate with the performance of its underlying index. The return on the notes will not be the same as investing directly in each underlier or in each underlying index or in any of the respective underlier stocks or in any of the respective underlying index stocks, and will not be the same as investing in a debt security with payments linked to the performance of each underlying index.
The SPDR® S&P® Oil & Gas Exploration & Production ETF is Concentrated in the Oil & Gas Sector and Does Not Provide Diversified Exposure
The SPDR® S&P® Oil & Gas Exploration & Production ETF is not diversified. The SPDR® S&P® Oil & Gas Exploration & Production ETF’s assets will be concentrated in the oil & gas sector, which means the SPDR® S&P® Oil & Gas Exploration & Production ETF is more likely to be more adversely affected by any negative performance of the oil & gas sector than an underlier that has more diversified holdings across a number of sectors. Companies in the oil & gas sector develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies.

Correspondingly, securities of companies in the oil & gas sector are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF. For example, the SPDR® S&P® Oil & Gas Exploration & Production ETF suffered a significant negative performance for each of the years 2014 and 2015 primarily due to negative developments in the oil & gas sector, while the broader S&P® 500 index achieved a positive return for each of the same periods. In addition, oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. Companies in the oil & gas sector may also be at risk for environmental damage claims.
As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the NASDAQ-100 Index®, Which May Have an Adverse Effect on the Level of the NASDAQ-100 Index®, on the Performance of the Invesco QQQ TrustSM, Series 1 and on Your Notes
Pursuant to the NASDAQ-100 Index® methodology, Nasdaq, Inc. retains the right, from time to time, to exercise reasonable discretion as it deems appropriate in order to ensure NASDAQ-100 Index® integrity, including, but not limited to, changes to quantitative inclusion criteria. Nasdaq, Inc. may also, due to special circumstances, apply discretionary adjustments to ensure and maintain quality of the NASDAQ-100 Index®.  Although it is unclear how and to what extent this discretion could or would be exercised, it is possible that it could be exercised by Nasdaq, Inc. in a manner that materially and adversely affects the level of the NASDAQ-100 Index® and, consequently, the market prices of shares of the Invesco QQQ TrustSM, Series 1, which may therefore affect the return on your notes and their market value. Nasdaq, Inc. is not obligated to, and will not, take account of your interests in exercising the discretion described above.
You Will Have Limited Anti-dilution Protection
GS&Co., as calculation agent for your notes, may adjust the closing levels of the underliers for certain events that may affect the underliers, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments”.  The calculation agent will not be required to make an adjustment for every event that may affect the underliers and will have broad discretion to determine whether and to what extent an adjustment is required.
Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Underliers, There Is No Affiliation Between an Underlier’s Investment Advisor or Trustee and Us
GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the underliers, and, at any time, may hold shares of the underliers. We are not otherwise affiliated with an underlier’s investment advisor or trustee, as applicable, or the underlier stock issuers. We or our affiliates may currently or from time to time in the future engage in business with an underlier’s investment advisor or trustee, as applicable, or the issuers of the underlier stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underliers or the underlier stock issuers. You, as an investor in your notes, should make your own investigation into the underliers and the underlier stock issuers.
Neither the investment advisor or trustee of an underlier, as applicable, nor any underlier stock issuer are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Neither the investment advisor or trustee of an underlier, as applicable, nor any such issuer have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans
Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.
The Tax Consequences of an Investment in Your Notes Are Uncertain
The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.
The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.  We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-54 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.
Your Notes May Be Subject to the Constructive Ownership Rules
There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities
Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.
This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:
Specified currency:
•	U.S. dollars (“$”)
Form of note:
•	global form only: yes, at DTC
•	non-global form available: no
Denominations:  each note registered in the name of a holder must have a face amount of $1,000 or an integral multiple of $1,000 in excess thereof
Defeasance applies as follows:
•	full defeasance: no
•	covenant defeasance: no
Other terms:
•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	anti-dilution provisions will apply to your notes as described under “— Anti-dilution Adjustments” below
•	a business day for your notes will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below
•	a trading day for your notes will be as described under “— Special Calculation Provisions” below
Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
We describe the terms of your notes in more detail below.
Underlier, Underlier Sponsor and Underlier Stocks
In this prospectus supplement, when we refer to an underlier, we mean either the SPDR® S&P® Oil & Gas Exploration & Production ETF or the Invesco QQQ TrustSM, Series 1 specified on the front cover page, or any successor underlier, as each may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of an Underlier” below.  When we refer to an ETF investment advisor as of any time, we mean the entity, including any successor investment advisor, that manages the SPDR® S&P® Oil & Gas Exploration & Production ETF or the Invesco QQQ TrustSM, Series 1.  When we refer to the underlying index, we mean the index underlying the SPDR® S&P® Oil & Gas Exploration & Production ETF or the Invesco QQQ TrustSM, Series 1. When we refer to an underlying index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the underlying index as then in effect. When we refer to an underlier sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable underlier as then in effect.  When we refer to the underlier stocks of an underlier as of any time, we mean the stocks that comprise each underlier as then in effect, after giving effect to any additions, deletions or substitutions.
Automatic Call Feature
If, as measured on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level, your notes will be automatically called. If your notes are automatically called on any call observation date, on the corresponding call payment date, in addition to the coupon then due, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes.
Payment of a Contingent Coupon
Subject to the automatic call feature, on each coupon payment date, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to:
•	if the closing level of each underlier on the related coupon determination date is greater than or equal to its coupon threshold level, $23.125; or
•	if the closing level of any underlier on the related coupon determination date is less than its coupon threshold level, $0
For each underlier, the coupon threshold level is equal to 65% of its initial underlier level.
Payment of Principal on Stated Maturity Date
If your notes are not automatically called, for each $1,000 face amount of your notes we will pay you on the stated maturity date, in addition to any coupon payment then due, an amount in cash equal to:
•	If a trigger event has not occurred, $1,000; and

•	If a trigger event has occurred:
o	If the underlier return of each underlier is greater than or equal to zero, $1,000; or
o
If the underlier return of one or each underlier is negative, (a) $1,000, plus (b) $1,000 multiplied by the lesser performing underlier return. You could lose a significant portion of the face amount of your notes and not receive any coupon payment.

With respect to each underlier, the underlier return is calculated by subtracting the initial underlier level from the final underlier level and dividing the result by the initial underlier level, with the quotient expressed as a percentage.
The lesser performing underlier is the underlier with the lowest underlier return.  The lesser performing underlier return is the underlier return of the lesser performing underlier.
With respect to each underlier, the initial underlier level will be set on the trade date, which will be the closing level of such underlier on the trade date.  With respect to each underlier, the calculation agent will determine the final underlier level, which will be the closing level of such underlier on the determination date.  However, the calculation agent will have discretion to adjust the closing level on any call observation date or the determination date or to determine it in a different manner as described under “ — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of an Underlier” below.
A trigger event occurs when the closing level of any underlier has declined, as compared to the initial underlier level, by more than the trigger buffer amount on any trading day during the measurement period. The trigger buffer amount is 40%.
The measurement period is the period from but excluding the trade date to and including the determination date, excluding any date or dates on which the calculation agent determines that a market disruption event with respect to any underlier occurs or is continuing or that the calculation agent determines is not a trading day with respect to any underlier. Notwithstanding the immediately preceding sentence, if the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on the last day of the measurement period (i.e., the determination date) or that day is not otherwise a trading day, the determination date, and therefore the last day for the measurement period, will be postponed as described under “— Determination Dates” below.
Considerations for Secondary Market Purchasers
A purchaser of these notes in the secondary market should determine if a trigger event has already occurred.  The occurrence of a trigger event could affect both the secondary market trading price of these notes after a secondary market purchase and the amount a secondary market purchaser will receive at maturity.  In order to determine if a trigger event has occurred, you should determine if the closing level of either the SPDR® S&P® Oil & Gas Exploration & Production ETF or the Invesco QQQ TrustSM, Series 1 was less than 60% of its initial underlier level on any date from the day after the original trade date to the date of your purchase. Certain financial websites make underlier levels publicly available, which can be helpful when determining whether a trigger event may have occurred.  If you would like assistance in determining whether a trigger event has occurred, please call GS&Co. at (212) 902-0300.
Stated Maturity Date
The stated maturity date is June 22, 2020, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.
Determination Date
The determination date is June 15, 2020, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In the event the originally scheduled determination date is a non-trading day with respect to any underlier, the determination date will be the first day thereafter that is a trading day for all underliers (the “first qualified trading day”) provided that no market disruption event occurs or is continuing with respect to an underlier on that day. If a market disruption event with respect to an underlier occurs on the originally scheduled determination date or the first qualified trading day, the determination date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled determination date or the first qualified trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier will be determined on or prior to the postponed determination date as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.  (In such case, the determination date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the determination date.)  In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events.  On such last possible determination date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the determination date.
Coupon and Coupon Payment Dates
The coupons will be calculated and paid as described in this prospectus supplement.
The coupons on the offered notes will be paid on the coupon payment dates (the fifth business day after each coupon determination date) to and including the stated maturity date, subject to adjustment as described under “— Coupon Determination Dates” below.
Coupon Determination Dates
The coupon determination dates are the 15th day of each March, June, September and December, commencing in September 2018, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.  In the event the originally scheduled coupon determination date is a non-trading day with respect to any underlier, the coupon determination date will be the first day thereafter that is a trading day for all underliers (the “first qualified coupon trading day”) provided that no market disruption event occurs for an underlier on that day.  If a market disruption event with respect to an underlier occurs on the originally scheduled coupon determination date or the first qualified coupon trading day, the coupon determination date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled coupon determination date or the first qualified coupon trading date, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier for that coupon determination date will be determined on or prior to the postponed coupon determination date as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.  (In such case, the coupon determination date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the coupon determination date.)  In no event, however, will the coupon determination date be postponed to a date later than the originally scheduled coupon payment date or, if the originally scheduled coupon payment date is not a business day, later than the first business day after the originally scheduled coupon payment date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events. On such last possible coupon determination date applicable to the relevant coupon payment date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the coupon determination date.

Call Observation Dates
The call observation dates are each coupon determination date commencing in December 2018 and ending in March 2020, subject to adjustment as described under “— Coupon Determination Dates” above.
Call Payment Dates
If your notes are automatically called on any call observation date, on the corresponding call payment date (the fifth business day after each call observation date, subject to adjustment as provided under — Call Observation Dates” above) you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes in addition to the coupon then due.
Consequences of a Market Disruption Event or a Non-Trading Day
With respect to any underlier, if a market disruption event occurs or is continuing on a day that would otherwise be a coupon determination date or the determination date, or such day is not a trading day, then such coupon determination date or the determination date will be postponed as described under “— Coupon Determination Dates” or “— Determination Date” above.  If any coupon determination date or the determination date is postponed to the last possible date due to the occurrence of serial non-trading days, the level of each underlier will be the calculation agent’s assessment of such level, in its sole discretion, on such last possible postponed coupon determination date or determination date, as applicable.  If any coupon determination date or the determination date is postponed due to a market disruption event with respect to any underlier, the closing level of each underlier with respect to such coupon determination date or the final underlier level with respect to the determination date, as applicable, will be calculated based on (i) for any underlier that is not affected by a market disruption event on (A) the applicable originally scheduled coupon determination date or the first qualified coupon trading day thereafter (if applicable) or (B) the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlier on that date, (ii) for any underlier that is affected by a market disruption event on (A) the applicable originally scheduled coupon determination date or the first qualified coupon trading day thereafter (if applicable) or (B) the originally scheduled determination date or the first qualified trading day thereafter (if applicable), the closing level of the underlier on the first following trading day on which no market disruption event exists for such underlier and (iii) the calculation agent’s assessment, in its sole discretion, of the level of any underlier on the last possible postponed coupon determination date or determination date, as applicable, with respect to such underlier as to which a market disruption event continues through the last possible postponed coupon determination date or determination date.  As a result, this could result in the closing level on any coupon determination date or final underlier level on the determination date of each underlier being determined on different calendar dates.  For the avoidance of doubt, once the closing level for an underlier is determined for a coupon determination date or determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.
Discontinuance or Modification of an Underlier
If the underlier is delisted from the exchange on which the underlier has its primary listing and the ETF investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to the underlier or if the calculation agent designates a substitute underlier, then the calculation agent will determine the coupon payable, if any, on the relevant coupon payment date or the cash settlement amount on the stated maturity date, as applicable, by reference to the substitute underlier.  We refer to any substitute underlier approved by the calculation agent as a successor underlier.
If the calculation agent determines on a coupon determination date or the determination date, as applicable, that an underlier is delisted or withdrawn from the exchange on which the underlier has its primary listing and there is no successor underlier, the calculation agent will determine the coupon or the cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that the underlier, the underlier stocks comprising that underlier or the method of calculating that underlier is changed at any time in any respect — including any split or reverse split of the underlier, a material change in the investment objective of that underlier and any addition, deletion or substitution and any reweighting or rebalancing of the underlier or of the underlier stocks and whether the change is made by the ETF investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the coupon or cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, is equitable.
All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion.  The calculation agent is not obligated to make any such adjustments.
Anti-dilution Adjustments
The calculation agent will have discretion to adjust the closing level of an underlier if certain events occur (including those described above under “— Discontinuance or Modification of an Underlier”).  Exchange traded funds are registered investment companies that are eligible for trading on the exchanges on which they are listed.  Generally, exchange traded funds are subject to regulation under the Investment Company Act of 1940 and are restricted in their activities and have dividend requirements.  In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of the underlier or any other term.  The calculation agent shall have no obligation to make an adjustment for any such event.
Default Amount on Acceleration
If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.
For the purpose of determining whether the holders of our Series E medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each of your notes as the outstanding principal amount of that note. Although the terms of your notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants.
Manner of Payment
Any payment or delivery on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day
As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series E medium-term notes. We discuss this term under “— Special Calculation Provisions” below.
Role of Calculation Agent
The calculation agent in its sole discretion will make all determinations regarding each underlier, market disruption events, coupon determination dates, coupon payment dates, regular record dates, the coupon, if any, on each coupon payment date, each underlier return, closing levels of the underliers on each coupon determination date and on each day during the measurement period; whether a trigger event has occurred; each final underlier level, the determination date, anti-dilution adjustments, call observation dates, call payment dates, business days, trading days, adjustment of a coupon payment date, a call payment date or the stated maturity date and the amount of cash payable on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and GS&Co. may resign as calculation agent at any time upon 60 days' written notice to us.
Special Calculation Provisions
Business Day
When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 21 in the accompanying prospectus.
Trading Day
When we refer to a trading day with respect to an underlier, we mean a day on which the exchange on which such underlier has its primary listing is open for trading and the price of one share of the underlier is quoted by the exchange on which such underlier has its primary listing.
Closing Level
When we refer to the closing level of an underlier on any trading day, we mean the closing sale price or last reported sale price, regular way, for the underlier or any successor underlier, on a per-share or other unit basis:
•	on the principal national securities exchange on which the underlier is listed for trading on that day, or
•	if the underlier is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that underlier.
If an underlier is not listed or traded as described above, then the closing level for such underlier on any day will be the average, as determined by the calculation agent, of the bid prices for the underlier obtained from as many dealers in that underlier selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.
The closing price is subject to adjustment as described under “— Anti-dilution Adjustments” above.

Default Amount
The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below), will be an amount in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:
•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.
During the default quotation period for your notes, which we describe below, the holder and/or we or the calculation agent may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
Default Quotation Period
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:
•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.
If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.
Qualified Financial Institutions
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:
•	A-1 or higher by Standard & Poor's Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event
With respect to any given trading day, any of the following will be a market disruption event with respect to an underlier:
•
a suspension, absence or material limitation of trading in the underlier on its primary market for more than two consecutive hours of trading or during the one half-hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•
a suspension, absence or material limitation of trading in option or futures contracts relating to the underlier in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	the underlier does not trade on what was the primary market for the underlier, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of GS Finance Corp. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by GS Finance Corp. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.
The following events will not be market disruption events:
•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in option or futures contracts relating to the underlier.
For this purpose, an “absence of trading” in the primary securities market on which shares of the underlier are traded, or on which option or futures contracts, if available, relating to the underlier are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of the underlier or in option or futures contracts, if available, relating to the underlier in the primary market for that underlier or those contracts, by reason of:
•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to the shares of the underlier or those contracts, or
•	a disparity in bid and ask quotes relating to the shares of the underlier or those contracts, will constitute a suspension or material limitation of trading in shares of the underlier or those contracts in that market.
A market disruption event with respect to one underlier will not, by itself, constitute a market disruption event for the other unaffected underlier.
As is the case throughout this prospectus supplement, references to the underlier in this description of market disruption events includes any successor underlier as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS
We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.
HEDGING
In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the underliers or the underlier stocks on or before the trade date.  In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the underliers or the underlier stocks.  Consequently, with regard to your notes, from time to time, we and/or our affiliates:
•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the underliers or some or all of the underlier stocks,
•	may take or dispose of positions in the securities of the underlier stock issuers themselves,
•
may take or dispose of positions in listed or over-the-counter options or other instruments based on underliers designed to track the performance of the stock exchanges or other components of the equity markets, and /or

•
may take short positions in the underlier stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.
In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the underliers or the underlier stocks.  We expect these steps to involve sales of instruments linked to the underliers on or shortly before the final coupon determination date.  These steps may also involve sales and/or purchases of some or all of the underlier stocks, or listed or over-the-counter options, futures or other instruments linked to the underliers, some or all of the underlier stocks or underliers designed to track the performance of the U.S., European, Asian or other stock exchanges or other components of the U.S., European, Asian or other equity markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE UNDERLIERS
SPDR® S&P® Oil & Gas Exploration & Production ETF
The shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “ETF”) are issued by the SPDR® Series Trust (the “trust”), a registered investment company. The ETF seeks investment results that correspond generally to the total return performance, before fees and expenses, of the S&P Oil & Gas Exploration & Production Select Industry Index. The ETF trades on the NYSE Arca under the ticker symbol “XOP”. SSGA funds management, Inc. (“SSGA”) currently serves as the investment advisor to the ETF.
We obtained the following fee information from the SPDR® website, without independent verification. SSGA is entitled to receive a management fee from the ETF based on a percentage of the ETF’s average daily net assets at an annual rate of 0.35% of the average daily net assets of the ETF. From time to time, SSGA may waive all or a portion of its fee, although it does not currently intend to do so. SSGA pays all expenses of the ETF other than the management fee, brokerage expenses, taxes, interest, fees and expenses of the independent trustees (including any trustee’s counsel fees), litigation expenses, acquired ETF fees and expenses and other extraordinary expenses. As of December 31, 2017, the gross expense ratio of the ETF was 0.35% per annum.
For additional information regarding the trust or SSGA, please consult the reports (including the Semi-Annual Report to Shareholders on Form N−CSRS for the period ended December 31, 2017) and other information the trust files with the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at sec.gov. In addition, information regarding the ETF, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the SPDR® website at spdrs.com/product/fund.seam?ticker=XOP. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.
Investment Objective and Strategy
The ETF seeks to provide investment results that correspond generally to the total return performance, before fees and expenses, of the S&P Oil & Gas Exploration & Production Select Industry Index (the “index”). The ETF uses a representative sampling strategy to try to achieve its investment objective, which means that the ETF is not required to purchase all of the securities represented in the index. Instead, the ETF may purchase a subset of the securities in the index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the index. Under normal market conditions, the ETF generally invests substantially all, but at least 80%, of its total assets in the securities comprising the index. The ETF will provide shareholders with at least 60 days’ notice prior to any change in this 80% investment policy. In addition, the ETF may invest in equity securities not included in the index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA).
In certain situations or market conditions, the ETF may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the ETF’s investment objective and is in the best interest of the ETF. For example, the ETF may make larger than normal investments in derivatives to maintain exposure to the index if it is unable to invest directly in a component security.
The board may change the ETF’s investment strategy, index and other policies without shareholder approval. The board may also change the ETF’s investment objective without shareholder approval.
Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.
The ETF’s Holdings and Industrial Sector Classifications
The ETF holds stocks of companies in the oil and gas exploration and production segment of the S&P Total Market Index. As of May 14, 2018, the ETF held stocks of companies in the following sub-industries

(with their corresponding weights in the ETF):  oil & gas exploration & production (78.25%); oil & gas refining & marketing (16.31%) and integrated oil & gas (5.44%).
As of May 14, 2018, the top ten constituents of the ETF and their relative weights in the ETF were as follows: California Resources Corp (2.87%), Carrizo Oil & Gas Inc. (2.70%), Whiting Petroleum Corporation (2.46%), HollyFrontier Corporation (2.28%), Oasis Petroleum Inc. (2.18%), Marathon Oil Corporation (2.16%), Andeavor (2.14%), QEP Resources Inc. (2.13%), SM Energy Company (2.10%) and Delek US Holdings Inc. (2.07%).
Correlation
Although SSGA seeks to track the performance of the index (i.e., achieve a high degree of correlation with the index), the ETF’s return may not match the return of the index. The ETF incurs a number of operating expenses not applicable to the index, and incurs costs in buying and selling securities. In addition, the ETF may not be fully invested at times, generally as a result of cash flows into or out of the ETF or reserves of cash held by the ETF to meet redemptions. SSGA may attempt to replicate the index return by investing in fewer than all of the securities in the index, or in some securities not included in the index, potentially increasing the risk of divergence between the ETF’s return and that of the index.
As of May 31, 2018, the SPDR® website gave the following performance figures for the market value return of the ETF’s shares (which is based on the midpoint between the highest bid and the lowest offer on the exchange on which the shares of the ETF are listed for trading, as of the time that the ETF's NAV is calculated, and is before tax) and the index return (in each case on an annualized basis):
Period	1 year	3 years	5 years	10 years	Since inception*
ETF’s shares	30.65%	-4.10%	-5.90%	-3.28%	2.74%
Index	31.00%	-3.98%	-5.83%	-3.17%	2.90%
*June 19, 2006.

Industry Concentration Policy
The ETF’s assets will generally be concentrated in an industry or group of industries to the extent that the index concentrates in a particular industry or group of industries.By focusing its investments in a particular industry or sector, financial, economic, business, and other developments affecting issuers in that industry, market, or economic sector will have a greater effect on the ETF than if it had not focused its assets in that industry, market, or economic sector, which may increase the volatility of the ETF.
Share Prices and the Secondary Market
The trading prices of shares of the ETF will fluctuate continuously throughout trading hours based on market supply and demand rather than the ETF’s net asset value, which is calculated at the end of each business day. The trading prices of the ETF’s shares may differ (and may deviate significantly during periods of market volatility) from the ETF’s daily net asset value. The indicative optimized portfolio value (“IOPV”) of the shares of the ETF is disseminated every fifteen seconds throughout the trading day by NYSE Arca. The IOPV calculations are based on estimates of the value of the ETF’s net asset value per share using market data converted into U.S. dollars at the current currency rates and is based on quotes and closing prices from the securities’ local market and may not reflect events that occur subsequent to the local market’s close. Premiums and discounts between the IOPV and the market price may occur. This should not be viewed as a “real-time” update of the net asset value per share of the ETF, which is calculated only once a day. In addition, the issuance or redemption of ETF shares to or from certain institutional investors, which are done only in large blocks of at least 50,000, may cause temporary dislocations in the market price of the shares.
The Underlying Index
The S&P Oil & Gas Exploration & Production Select Industry Index (Bloomberg ticker SPSIOPTR) is managed by S&P Dow Jones Indices LLC (“S&P”) and is a modified equal-weighted index that is designed to measure the performance of stocks in the S&P Total Market Index that both (i) are classified under the Global Industry Classification Standard (“GICS®”) in the integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing sub-industries and (ii) satisfy certain liquidity and market capitalization requirements. The S&P Total Market Index tracks all eligible U.S. common stocks listed on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX and IEX. The index is one of the 21 sub-industry sector indices S&P maintains that are derived from a portion of the stocks comprising the S&P Total Market Index. An equal-weighted index is one where every stock, has the same weight in the index. As such, the index must be rebalanced from time to time to re-establish the proper weighting.
Eligibility for Inclusion in the Index
Selection for the index is based on a company’s GICS® classification, as well as liquidity and market capitalization requirements. In addition, only U.S. companies are eligible for inclusion in the index. GICS® classifications are determined by S&P using criteria it has selected or developed. Index and classification system sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed only in one sector. As a result, sector comparisons between indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
To qualify for membership in the index, stocks must be in the S&P Total Market Index and satisfy the following combined size and liquidity criteria: (i) a float-adjusted market capitalization (FAMC) above $500 million with a float-adjusted liquidity ratio (FALR) above 90% or (ii) a FAMC above $400 million with a FALR above 150%. The FALR is defined as the dollar value traded over the previous 12 months divided by the FAMC as of the index’s rebalancing reference date.
All stocks in the related GICS® sub-industries satisfying the above requirements are included in the index and, the total number of stocks in the index should be at least 35. If there are fewer than 35 stocks in the index, the market capitalization requirements may be relaxed to reach at least 22 stocks.
With respect to liquidity, the length of time to evaluate liquidity is reduced to the available trading period for companies that recently became public or companies that were spun-off from other companies, the stocks of which therefore do not have 12 months of trading history.
Current Composition of the Index
As of May 14, 2018, the index held stocks of companies in the following sub-industries (with their corresponding weights in the ETF): oil & gas exploration & production (78.25%), oil & gas refining & marketing (16.31%) and integrated oil & gas (5.44%).
As of May 14, 2018, the top ten constituents of the index and their relative weights in the index were as follows: California Resources Corp (2.87%), Carrizo Oil & Gas Inc. (2.70%), Whiting Petroleum Corporation (2.46%), HollyFrontier Corporation (2.28%), Oasis Petroleum Inc. (2.18%), Marathon Oil Corporation (2.16%), Andeavor (2.14%), QEP Resources Inc. (2.13%), SM Energy Company (2.11%) and Delek US Holdings Inc. (2.07%).
Calculation of the Index
The index is calculated as the index market value divided by the divisor. Given the index is an equal-weighted index, the market capitalization of each stock used in the calculation of the index market value is redefined so that each stock has an equal weight in the index on each rebalancing date. The adjusted market capitalization for each stock in the index is calculated as the product of the stock price, the number of shares outstanding, the stock’s float factor and the adjustment factor.
A stock’s float factor refers to the number of shares outstanding that are available to investors. S&P indices exclude shares closely held by control groups from the index calculation because such shares are not available to investors. For each stock, S&P calculates an Investable Weight Factor (IWF) which is the percentage of total shares outstanding that are included in the index calculation.
The adjustment factor for each stock is assigned at each rebalancing date and is calculated by dividing a specific constant set for the purpose of deriving the adjustment factor (often referred to as modified index shares) by the number of stocks in the index multiplied by the float adjusted market value of such stock on such rebalancing date.

Adjustments are also made to ensure that no stock in the index will have a weight that exceeds the value that can be traded in a single day for a theoretical portfolio of $2 billion. Theoretical portfolio values are reviewed annually and any updates are made at the discretion of the index committee, as defined below. The maximum basket liquidity weight for each stock in the index will be calculated using the ratio of its three-month median daily value traded to the theoretical portfolio value of $2 billion. Each stock’s weight in the index is then compared to its maximum basket liquidity weight and is set to the lesser of (1) its maximum basket liquidity weight or (2) its initial equal weight. All excess weight is redistributed across the index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the index has a weight greater than 4.5%. No further adjustments are made if the latter step would force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. If the index contains exactly 22 stocks as of the rebalancing effective date, the index will be equally weighted without basket liquidity constraints.
If a company has more than one share class line in the S&P Total Market Index, such company will be represented once by the designated listing (generally the share class with both (i) the highest one-year trading liquidity as defined by median daily value traded and (ii) the largest FAMC). S&P reviews designated listings on an annual basis and any changes are implemented after the close of the third Friday in September. The last trading day in July is used as the reference date for the liquidity and market capitalization data in such determination. Once a listed share class line is added to the index, it may be retained in the index even though it may appear to violate certain constituent addition criteria. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line will be considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.
The index is calculated by using the divisor methodology used in all S&P equity indices. The initial divisor was set to have a base value of 1,000 on June 20, 2003. The index level is the index market value divided by the index divisor. In order to maintain index series continuity, it is also necessary to adjust the divisor at each rebalancing. Therefore, the divisor (after rebalancing) equals the index market value (after rebalancing) divided by the index value before rebalancing. The divisor keeps the index comparable over time and is one manipulation point for adjustments to the index, which we refer to as maintenance of the index.
Maintenance of the Index
The composition of the index is reviewed quarterly. Rebalancing occurs after the closing of the relevant U.S. trading markets on the third Friday of the month ending that quarter. The reference date for additions and deletions is after the closing of the last trading day of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights. Existing stocks in the index are removed at the quarterly rebalancing if either their FAMC falls below $300 million or their FALR falls below 50%. A stock will also be deleted from the index if the S&P Total Market Index deletes that stock. Stocks are added between rebalancings only if a stock deletion causes the number of stocks in the index to fall below 22. The newly added stock will be added to the index at the weight of the deleted stock. If the stock was deleted at $0.00, the newly added stock will be added at the deleted stock’s previous day’s closing value (or the most immediate prior business day that the deleted stock was not valued at $0.00) and an adjustment to the divisor will be made (only in the case of stocks removed at $0.00). At the next rebalancing, the index will be rebalanced based on the eligibility requirements and equal-weight methodology discussed above.
In the case of GICS® changes, where a stock does not belong to the oil & gas exploration & production sub-industry or another qualifying sub-industry after the classification change, it is removed from the index on the next rebalancing date. In the case of a spin-off, the spin-off company will be added to the index at a zero price after the close of trading on the day before the ex-date. In general and subject to certain exceptions, both the parent company and spin-off companies will remain in the index until the next index rebalancing. In the case of mergers involving two index constituents, the merged entity will remain in the index provided that it meets all general eligibility requirements.  The merged entity will be added to the index at the weight of the stock deemed to be the surviving stock in the transaction. The surviving stock will not experience a weight change and its subsequent weight will not be equal to that of the pre-merger weight of the merged entities.

Adjustments are made to the index in the event of certain corporate actions relating to the stocks included in the index, such as spin-offs, rights offerings, stock splits and special dividends, as specified below.
The table below summarizes the types of index maintenance adjustments:
Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Spin-Off
In general and subject to certain exceptions, both the parent stock and spin-off stocks will remain in the index until the next index rebalancing, regardless of whether they conform to the theme of the index.
No
Rights Offering	Price is adjusted to equal (i) price of parent company minus (ii) price of rights subscription divided by the rights ratio.	No
Stock split (e.g., 2-for-1), stock dividend or reverse stock split
Index shares change so that the company’s weight remains the same as its weight before the rights offering. Index shares multiplied by split factor (i.e., 2); stock price divided by split factor (i.e., 2)
No
Share issuance or share repurchase	None.	No
Special dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

Index Committee
The Americas Thematic and Strategy Index Committee (the “index committee”) maintains the index and consists of full-time professional members of S&P staff. At regular meetings, the index committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for additions to the index and any significant market events.  The index committee may also revise index policy, such as the rules for selecting constituents, the treatment of dividends, share counts or other matters.
Unexpected Exchange Closures
An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.
To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.
NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.
3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.
If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:
(i)       If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.
(ii)     If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.
Market Disruption Intraday:
(i)    If exchanges indicate that trading will not resume for a given day, the index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.
License Agreement between S&P and GS Finance Corp.

S&P Oil & Gas Exploration & Production Select Industry Index  is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of S&P Oil & Gas Exploration & Production Select Industry Index  to track general market performance. S&P Dow Jones Indices’ only relationship to Goldman with respect to S&P Oil & Gas Exploration & Production Select Industry Index  is the licensing of S&P Oil & Gas Exploration & Production Select Industry Index  and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. S&P Oil & Gas Exploration & Production Select Industry Index  is determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the notes. S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating S&P Oil & Gas Exploration & Production Select Industry Index . S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on S&P Oil & Gas Exploration & Production Select Industry Index  will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF S&P OIL & GAS EXPLORATION & PRODUCTION SELECT INDUSTRY INDEX  OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P OIL & GAS EXPLORATION & PRODUCTION SELECT INDUSTRY INDEX  OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF

SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The Invesco QQQ TrustSM, Series 1
The shares of the Invesco QQQ TrustSM, Series 1 (the “shares”) are issued by Invesco QQQ TrustSM (the “trust”), a unit investment trust that is a registered investment company.
•	The trust is like a tracking ETF in that it seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the underlying index.
•	The index it tracks is the NASDAQ‑100 Index®.
•	The trust does not have an investment advisor. Its investments are adjusted by the trustee.
•	The trustee for the trust is Bank of New York Mellon.
•	The trust sponsor is Invesco PowerShares Capital Management, LLC.
•	The shares trade on the NASDAQ under the ticker symbol “QQQ”.
•	The trust’s SEC CIK Number is 0001067839.
•	The inception date for purposes of the shares was March 10, 1999.
•	The trust’s shares are issued or redeemed only in creation units of 50,000 shares.
We obtained the following fee information from the trust’s publicly available information without independent verification. The trustee is entitled to receive a fee for services performed for the trust corresponding to the net asset value of the trust, at an annual rate of 0.01% per annum for the first $499,999,999 of assets, 0.08% per annum for assets of $500,000,000 or more up to $2,499,999,999, 0.06% per annum for assets of $2,500,000,000 or more up to $24,999,999,999, 0.05% per annum for assets of $25,000,000,000 or more up to $49,999,999,999 and 0.04% per annum for assets of $50,000,000,000 or more.  In addition, the trust pays a licensing fee to NASDAQ OMX to license the NASDAQ-100 Index® for use in connection with the trust shares, which is not to exceed 0.09% of the trust’s net asset value. The trust also pays marketing fees to the trust sponsor in connection with marketing the trust’s shares.  The trust sponsor has agreed that it will assume the trust’s annual operating expenses to the extent they exceed 0.20% per annum, although the sponsor can discontinue this agreement at any time.  Transaction costs the trust incurs as a result of adjustments to the portfolio are not considered annual operating expenses.  As of December 31, 2017, the trust’s total expense ratio is 0.20% per annum.
For additional information regarding the trust, please consult the reports (including the Semi-Annual Report of Registered Investment Companies on Form NSAR-U for the period year ended December 31, 2017) and other information the trust files with the SEC. Additional information regarding the trust, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the PowerShares website at invesco.com/portal/site/us/investors/etfs/product-detail?productId=QQQ. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.
Investment Objective and Strategy
The trust seeks investment results that, before expenses, correspond generally to the price and yield performance of the NASDAQ-100 Index®. The trust strives to achieve its investment objective by holding a portfolio of all of the common stocks that are included in the NASDAQ-100 Index®, with the weight of each stock in the trust’s portfolio substantially corresponding to the weight of such stock in the NASDAQ-100 Index®. The trust may also generally hold cash or cash items that will not consist of a substantial part of the trust’s net assets. Although the trust may fail to own certain securities included in the NASDAQ-100 Index® at any particular time, the trust generally will be substantially invested in NASDAQ-100 Index® securities and the trust intends for such investments to result in a close correspondence between the performance of the NASDAQ-100 Index® and the performance of the shares of the trust.
To maintain the correspondence between the composition and weightings of the common stocks that are actually held by the trust and the common stocks that are included in the NASDAQ-100 Index®, the trustee adjusts the trust portfolio from time to time to conform to periodic changes made by the NASDAQ-100 Index® sponsor to the identity and/or relative weightings of the common stocks that are included in the NASDAQ-100 Index®. The trustee aggregates certain of these adjustments and makes changes to the trust’s portfolio at least monthly, or more frequently in the case of significant changes to the NASDAQ-100 Index®. The trustee must adjust the portfolio within three business days if a constituent is added or removed from the NASDAQ-100 Index® or the weighting of the stock in the NASDAQ-100 Index® and the trust differ by more than 150% of specified misweighting tolerances that decrease as the net asset value of the trust increases.  The trustee examines the weighting of the portfolio, and compares the weighting of each stock in the portfolio to its weight in the NASDAQ‑100 Index®, on each business day.  The trustee is permitted to, and does from time to time, sell portfolio securities in order to pay the trust’s expenses.
Notwithstanding the trust’s investment objective, the return on your notes will not reflect any dividends paid on the shares of the trust, on the securities purchased by the trust or on the securities that comprise the NASDAQ-100 Index®.
The following table displays the top ten holdings and the weightings by industry sector of the trust. (Sector designations are determined by the trust sponsor using criteria it has selected or developed. Trust sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between trusts with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the trusts.)
Top Ten Holdings of the Trust as of June 15, 2018
Issuer	Percentage of Trust (%)
Apple Inc.	11.58%
Amazon.com Inc.	10.04%
Microsoft Corp.	9.32%
Facebook, Inc.	5.67%
Alphabet Inc. Class C	4.87%
Alphabet Inc. Class A	4.18%
Intel Corp.	3.11%
Cisco Systems Inc.	2.58%
Comcast Corp.	2.06%
NVIDIA Corp.	1.94%
Weighting by Sector of the Trust as of June 15, 2018*
Sector	Percentage of Trust (%)
Information Technology	61.34%
Consumer Discretionary	22.75%
Health Care	9.18%
Consumer Staples	3.91%
Industrials	2.05%
Telecommunication Services	0.76%
* Percentages may not sum to 100% due to rounding

Holdings With Weights Equal to or in Excess of 5% of the Trust as of June 15, 2018
Apple Inc., Amazon.com, Inc., Microsoft Corporation and Facebook, Inc. are registered under the Exchange Act. Companies with stocks registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by these stock issuers with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by each of the above-referenced stock issuers under the Exchange Act can be located by referencing its SEC file number specified below.
The graphs below, except where otherwise indicated, show the daily historical closing prices of Apple Inc., Amazon.com, Inc., Microsoft Corporation and Facebook, Inc., the holdings of which each comprise more than 5% of the trust, from June 15, 2008 through June 15, 2018, adjusted for corporate events, if applicable. We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification. We have taken the descriptions of the stock issuers set forth below from publicly available information without independent verification.

According to publicly available information, Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications. Information filed with the SEC by Apple Inc. under the Exchange Act can be located by referencing SEC file number 001-36743 for filings on or after November 12, 2014 and SEC file number 000-10030 for filings prior to November 12, 2014.
According to publicly available information, Amazon.com, Inc. is an e-commerce company. Information filed with the SEC by Amazon.com, Inc. under the Exchange Act can be located by referencing SEC file number 000-22513.

According to publicly available information, Microsoft Corporation develops, licenses and supports software products, services and devices and designs and sells hardware devices. Information filed with the SEC by Microsoft Corporation under the Exchange Act can be located by referencing SEC file number 001-37845 for filings on or after July 26, 2016 and SEC file number 000-14278 for filings prior to July 26, 2016.

According to publicly available information, Facebook, Inc. is an online social networking service. Information filed with the SEC by Facebook, Inc. under the Exchange Act can be located by referencing SEC file number 001-35551. The graph below shows the daily historical prices of Facebook, Inc. from the completion of its initial public offering on May 18, 2012 through June 15, 2018.

Correlation
Although the trust intends to track the performance of the NASDAQ-100 Index® as closely as possible, the trust will not be able to replicate exactly the performance of the index because the total return generated by the stocks held in the trust’s portfolio will be reduced by transaction costs incurred in adjusting the actual balance of the stocks and other trust expenses, whereas such transaction costs and expenses are not included in the calculation of the index. In addition, it is possible that the trust may not always fully replicate the performance of the NASDAQ-100 Index® due to unavailability of certain NASDAQ-100 Index® securities in the secondary market or due to other extraordinary circumstances (e.g., if trading in a security has been halted).
For the period ended March 31, 2018, the PowerShares website gave the following performance figures for market price of the shares of the trust and the index: trust shares— 1 year on an annualized basis, 22.13%; 3 years on an annualized basis, 16.03%, 5 years on an annualized basis, 19.71%, 10 years on an annualized basis, 14.93%, since inception on an annualized basis, 6.84%; index— 1 year on an annualized basis, 22.38%; 3 years on an annualized basis, 16.32%, 5 years on an annualized basis, 19.97%, 10 years on an annualized basis, 15.18%, since inception on an annualized basis, 7.06%.

Trust Structure and Termination
The trust is organized under New York law.  Under an agency agreement with the trust sponsor, the sponsor performs certain functions for the trustee, including evaluation of the securities for purposes of calculating the net asset value and with respect to rebalancing and adjusting the trust’s portfolio.  The trust has a finite lifetime and will terminate on the first to occur of March 4, 2124 or 20 years following the death of the last surviving member of a group of 15 named people, the oldest of which was born in 1986 and the youngest of which was born in 1996.
The NASDAQ-100 Index®
The NASDAQ-100 Index® includes 100 of the largest domestic and international non-financial stocks listed on The Nasdaq Stock Market based on market capitalization. The NASDAQ-100 Index® is calculated using a modified market capitalization-weighted methodology. The NASDAQ-100 Index® is calculated, maintained and published by Nasdaq, Inc. The base date for the NASDAQ-100 Index® is January 31, 1985, with a base value of 125.00, as adjusted. The total return version of the NASDAQ-100 Index® was synchronized to the value of the price return version of the index at the close on March 4, 1999. We have derived all information contained in this document regarding the NASDAQ-100 Index® from publicly available information. Additional information about the NASDAQ-100 Index® is available on the following website: indexes.nasdaqomx.com/Index/Overview/NDX. We are not incorporating by reference the website or any material it includes in this pricing supplement.
As of May 17, 2018, the 103 stocks included in the NASDAQ-100 Index® were classified into ten industry sectors (with the approximate percentage currently included in such sectors indicated in parentheses): Technology (57.72%), Consumer Services (24.13%), Health Care (8.89%), Consumer Goods (4.10%), Industrials (4.40%), Telecommunications (0.77%), Oil & Gas (0.00%), Basic Materials (0.00%), Utilities (0.00%) and Financials (0.00%). (Sector designations are determined by the index sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)
The top ten constituent stocks of the NASDAQ-100 Index® as of June 15, 2018, by weight, are: Apple Inc. (11.58%), Amazon.com Inc. (10.04%), Microsoft Corporation (9.32%), Facebook Inc. (5.67%), Alphabet Inc. Class C (4.87%), Alphabet Inc. Class A (4.18%), Intel Corporation (3.11%), Cisco Systems Inc. (2.58%), NVIDIA Corporation (2.06%) and Netflix, Inc. (1.94%).
Construction of the NASDAQ-100 Index®
The NASDAQ-100 Index® is a modified market capitalization-weighted index. Except under extraordinary circumstances that may result in an interim evaluation, NASDAQ-100 Index® composition is reviewed on an annual basis in December. First, Nasdaq, Inc. determines which stocks meet the applicable eligibility criteria.
Selection Criteria for Initial Inclusion in the NASDAQ-100 Index®
To be eligible for initial inclusion in the NASDAQ-100 Index®, a stock must meet the following criteria:
•
the issuer of the stock’s primary U.S. listing must be exclusively listed on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the stock was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•
the stock must be issued by a non-financial company. Non-financial companies are those companies that are classified under any Industry Code except 8000 according to the Industry Classification Benchmark (ICB), a product of FTSE International Limited;

•	the stock may not be issued by an issuer currently in bankruptcy proceedings;
•
the stock must have a minimum three-month average daily trading volume (“ADTV”) of 200,000 shares (measured annually during the ranking review process). The ADTV is determined by calculating the average of the sum product of the stock’s daily trading volume for each day during the previous three month period;

•
if the issuer of the stock is organized under the laws of a jurisdiction outside the U.S., then such stock must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

•	the issuer of the stock may not have entered into a definitive agreement or other arrangement which would likely result in the stock no longer being eligible for inclusion in the NASDAQ-100 Index®;
•	the issuer of the stock may not have annual financial statements with an audit opinion that is currently withdrawn. This will be determined based upon a stock issuer’s public filings with the SEC; and
•
the stock must have “seasoned” on Nasdaq, NYSE or NYSE Amex. Generally, a company is considered to be seasoned if it has been listed on a market for at least three full months (excluding the first month of initial listing).

Stock types generally eligible for inclusion in the NASDAQ-100 Index® are common stocks, ordinary shares, ADRs and tracking stocks. Closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units and other derivative stocks are not eligible for inclusion in the NASDAQ-100 Index®. For purposes of NASDAQ-100 Index® eligibility criteria, if the stock is a depositary receipt representing a stock of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying stock. The NASDAQ-100 Index® does not contain securities of investment companies.
Continued Eligibility Criteria
To be eligible for continued inclusion in the NASDAQ-100 Index®, a NASDAQ-100 Index® stock must meet the following criteria:
•	the issuer of the stock’s primary U.S. listing must be exclusively listed on the Nasdaq Global Select Market or the Nasdaq Global Market;
•	the stock must be issued by a non-financial company;
•	the stock may not be issued by an issuer currently in bankruptcy proceedings;
•	the stock must have an ADTV of at least 200,000 shares (measured annually during the ranking review process);
•
if the issuer of the stock is organized under the laws of a jurisdiction outside the U.S., then such stock must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

•
the issuer must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index® at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it is removed from the NASDAQ-100 Index® effective after the close of trading on the third Friday of the following month; and

•	the issuer of the stock may not have annual financial statements with an audit opinion that is currently withdrawn.
All stocks meeting the above criteria will be considered eligible for inclusion in the NASDAQ-100 Index®.  Those stocks which are found to meet the applicable eligibility criteria during the annual review are then ranked by market capitalization. While there is no minimum market capitalization requirement, inclusion will be determined based on the top 100 issuers with the largest market capitalization meeting all other eligibility requirements. Market capitalization is determined by multiplying a stock’s last sale price by its total number of shares outstanding. The last sale price refers to the price at which a stock last traded during regular market hours as reported on such stock’s index market, which may be the Nasdaq Official Closing Price (NOCP). The index market is the index eligible stock market for which the NASDAQ-100 Index® stock’s prices are received and used by Nasdaq, Inc. for purposes of calculating the NASDAQ-100 Index®.
NASDAQ-100 Index® eligible stocks which are already in the NASDAQ-100 Index® and whose issuer is ranked in the top 100 eligible companies based on market capitalization are retained in the NASDAQ-100 Index®. A NASDAQ-100 Index® stock issuer ranking 101 to 125 based on market capitalization will also be retained for inclusion in the NASDAQ-100 Index® if such issuer was previously ranked in the top 100 issuers as of the last annual ranking review or was added to the NASDAQ-100 Index® subsequent to the previous ranking review and continues to meet all eligibility criteria. NASDAQ-100 Index® stock issuers not meeting such criteria are replaced. The replacement stocks are those eligible stocks not currently in the NASDAQ-100 Index® whose issuers have the next largest market capitalization.
The data used in the process of ranking by market capitalization includes end of October market data and is updated for total shares outstanding submitted in a NASDAQ-100 Index® stock issuer’s publicly filed SEC document via the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) through the end of November. If a stock is a depositary receipt, the total shares outstanding is the actual depositary shares outstanding as reported by the depositary banks.
The final list of constituents included in the NASDAQ-100 Index®, including any replacements made during the annual review, is made effective after the close of trading on the third Friday in December. Generally, the list of annual additions and deletions as a result of the annual review is publicly announced by Nasdaq, Inc. via a press release in the early part of December, in conjunction with an announcement on Nasdaq, Inc.’s website.
NASDAQ-100 Index® Calculation
The discussion below describes the “price return” calculation of the NASDAQ-100 Index®. As compared to the total return or notional net total return versions of the NASDAQ-100 Index®, the price return version is ordinarily calculated without regard to cash dividends on the index stocks. However, all NASDAQ-100 Index® calculations reflect extraordinary cash distributions and special dividends.
The NASDAQ-100 Index® is a modified market capitalization-weighted index. The value of the NASDAQ-100 Index® equals the NASDAQ-100 Index® market value divided by the NASDAQ-100 Index® divisor. The overall NASDAQ-100 Index® market value is the aggregate of each NASDAQ-100 Index® stock’s market value, as may be adjusted for any corporate actions. A NASDAQ-100 Index® stock’s market value is determined by multiplying the last sale price by its index share weight, also known as “index shares”. Index shares are equal to the total number of shares outstanding for a NASDAQ-100 Index® stock. In other words, the value of the NASDAQ-100 Index® is equal to (i) the sum of the products of (a) the index shares of each of the NASDAQ-100 Index® stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any), divided by (ii) the divisor of the NASDAQ-100 Index®.
The price return NASDAQ-100 Index® divisor is calculated as the ratio of (i) the start of day market value of the NASDAQ-100 Index® divided by (ii) the previous day NASDAQ-100 Index® value.
If trading in a NASDAQ-100 Index® stock is halted on its primary listing market, the most recent last sale price for that stock is used for all NASDAQ-100 Index® computations until trading on such market resumes. Similarly, the most recent last sale price is used if trading in a NASDAQ-100 Index® stock is halted on its primary listing market before the market opens.
The NASDAQ-100 Index® is calculated in U.S. dollars during the U.S. market trading day based on the last sale price and are disseminated once per second from 09:30:01 until 17:16:00 ET. The closing value of the NASDAQ-100 Index® may change up until 17:15:00 ET due to corrections to the last sale price of the NASDAQ-100 Index® stocks. The official closing value of the NASDAQ-100 Index® is ordinarily disseminated at 17:16:00 ET.

NASDAQ-100 Index® Maintenance
Changes to NASDAQ-100 Index® Constituents
Changes to the NASDAQ-100 Index® constituents may be made during the annual ranking review. In addition, if at any time during the year other than the annual review, it is determined that a NASDAQ-100 Index® stock issuer no longer meets the criteria for continued inclusion in the NASDAQ-100 Index®, or is otherwise determined to have become ineligible for continued inclusion in the NASDAQ-100 Index®, it is replaced with the largest market capitalization issuer not currently in the NASDAQ-100 Index® that meets the applicable eligibility criteria for initial inclusion in the NASDAQ-100 Index®.
Ordinarily, a stock will be removed from the NASDAQ-100 Index® at its last sale price. However, if at the time of its removal the NASDAQ-100 Index® stock is halted from trading on its primary listing market and an official closing price cannot readily be determined, the NASDAQ-100 Index® stock may, in Nasdaq, Inc.s discretion, be removed at a price of $0.00000001 (“zero price”). This zero price will be applied to the NASDAQ-100 Index® stock after the close of the market but prior to the time the official closing value of the NASDAQ-100 Index® is disseminated.
Divisor Adjustments
The divisor is adjusted to ensure that changes in NASDAQ-100 Index® constituents either by corporate actions (that adjust either the price or shares of a NASDAQ-100 Index® stock) or NASDAQ-100 Index® participation outside of trading hours do not affect the value of the NASDAQ-100 Index®. All divisor changes occur after the close of the applicable index stock markets.
Quarterly NASDAQ-100 Index® Rebalancing
On a quarterly basis coinciding with the quarterly scheduled index shares adjustment procedures, as discussed below, the NASDAQ-100 Index® will be rebalanced if it is determined that (1) the current weight of the single NASDAQ-100 Index® stock with the largest market capitalization is greater than 24.0% of the NASDAQ-100 Index® or (2) the collective weight of those stocks whose individual current weights are in excess of 4.5% exceeds 48.0% of the NASDAQ-100 Index®. In addition, a “special rebalancing” of the NASDAQ-100 Index® may be conducted at any time if Nasdaq, Inc. determines it necessary to maintain the integrity and continuity of the NASDAQ-100 Index®. If either one or both of the above weight distribution conditions are met upon quarterly review, or Nasdaq, Inc. determines that a special rebalancing is necessary, a weight rebalancing will be performed.
If the first weight distribution condition is met and the current weight of the single NASDAQ-100 Index® stock with the largest market capitalization is greater than 24.0%, then the weights of all stocks with current weights greater than 1.0% (“large stocks”) will be scaled down proportionately toward 1.0% until the adjusted weight of the single largest NASDAQ-100 Index® stock reaches 20.0%.
If the second weight distribution condition is met and the collective weight of those stocks whose individual current weights are in excess of 4.5% (or adjusted weights in accordance with the previous step, if applicable) exceeds 48.0% of the NASDAQ-100 Index®, then the weights of all such large stocks in that group will be scaled down proportionately toward 1.0% until their collective weight, so adjusted, is equal to 40.0%.
The aggregate weight reduction among the large stocks resulting from either or both of the rebalancing steps above will then be redistributed to those stocks with weightings of less than 1.0% (“small stocks”) in the following manner. In the first iteration, the weight of the largest small stock will be scaled upwards by a factor which sets it equal to the average NASDAQ-100 Index® weight of 1.0%. The weights of each of the smaller remaining small stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the small stocks such that the smaller the NASDAQ-100 Index® stock in the ranking, the less its weight will be scaled upward. This is intended to reduce the market impact of the weight rebalancing on the smallest component stocks in the NASDAQ-100 Index®.
In the second iteration of the small stock rebalancing, the weight of the second largest small stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average NASDAQ-100 Index® weight of 1.0%. The weights of each of the smaller remaining small stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the small stocks such that, once again, the smaller the stock in the ranking, the less its weight will be scaled upward. Additional iterations will be performed until the accumulated increase in weight among the small stocks equals the aggregate weight reduction among the large stocks that resulted from the rebalancing in accordance with the two weight distribution conditions discussed above.
Finally, to complete the rebalancing process, once the final weighting percentages for each NASDAQ-100 Index® stock have been set, the index share weights (or index shares) will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index® at the close of trading on the last calendar day in February, May, August and November. Changes to the index shares will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the divisor is made to ensure continuity of the NASDAQ-100 Index®. Ordinarily, new rebalanced index share weights will be determined by applying the above procedures to the current index share weights. However, Nasdaq, Inc. may, from time to time, determine rebalanced weights, if necessary, by applying the above procedure to the actual current market capitalization of the NASDAQ-100 Index® components. In such instances, Nasdaq, Inc. would announce the different basis for rebalancing prior to its implementation.
During the quarterly rebalancing, data is cutoff as of the previous month end and no changes are made to the NASDAQ-100 Index® from that cutoff until the quarterly index share change effective date, except in the case of changes due to corporate actions with an ex-date.
Corporate Actions and NASDAQ-100 Index® Adjustments
Aside from changes resulting from quarterly rebalancing, intra-quarter changes in index shares driven by corporate events can also result from a change in a NASDAQ-100 Index® stock’s total shares outstanding that is greater than 10.0%. If a stock is a depositary receipt, the total shares outstanding is the actual depositary shares outstanding as reported by the depositary banks. Changes in the price and/or index shares driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date. Changes in total shares outstanding are determined by a NASDAQ-100 Index® stock issuer’s public filings with the SEC. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change is made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The index shares are derived from the stock’s total shares outstanding. The index shares are then adjusted by the same percentage amount by which the total shares outstanding have changed.
The following corporate actions will be made effective on the ex-date. If there is no ex-date announced by the index exchange, there will be no adjustment to the NASDAQ-100 Index® as a result of a corporate action.
Stock Split and Stock Dividend. A stock split and stock dividend is the action of a NASDAQ-100 Index® stock in increasing its index shares and decreasing the par value proportionately. There is no flow of capital into or out of the company. The number of index shares in the NASDAQ-100 Index® increases but the market capitalization of the stock remains unchanged. The price of the NASDAQ-100 Index® stock is adjusted to reflect the ratio of a stock split and stock dividend and a corresponding inverse adjustment to the index shares is made.
Reverse Stock Split. A reverse stock split is the action of a NASDAQ-100 Index® stock in decreasing its index shares and decreasing the par value in proportion. There is no flow of capital into or out of the company. The number of index shares in the NASDAQ-100 Index® decreases but the market capitalization of the stock remains unchanged. The price of the NASDAQ-100 Index® stock is adjusted to reflect the ratio of the reverse stock split and a corresponding inverse adjustment to the index shares is made.
Special Cash Dividends. A dividend is considered “special” if the information provided by the listing exchange in their announcement of the ex-date indicates that the dividend is special. Other nomenclature for a special dividend may include, but is not limited to, “extra”, “extraordinary”, “non-recurring”, “one-time” and “unusual”. The price of the NASDAQ-100 Index® stock in the NASDAQ-100 Index® is adjusted for the amount of the special cash dividend.

Cash and Stock Dividends. If a NASDAQ-100 Index® stock is paying a cash and stock dividend on the same date, the cash dividend is applied before the stock dividend unless otherwise indicated in the information provided by the index exchange. Additionally, in the case of an optional dividend which allows the holder to choose between receiving cash or stock, the adjustment will be made in the manner in which the dividend has been announced by the index exchange.
Stock Distribution of Another Stock. If a NASDAQ-100 Index® stock is distributing shares of a different stock, the value of the NASDAQ-100 Index® stock will be adjusted downward to reflect the ratio of the distribution. There is no adjustment to index shares. If the stock being distributed is another class of common shares of the same issuer, the value of the existing NASDAQ-100 Index® stock will be adjusted downward to reflect the ratio of the distribution with no adjustment to index shares, and the new class of shares may be added to the NASDAQ-100 Index® on a pro-rata basis.
Spin-offs. If a NASDAQ-100 Index® stock is spinning off a stock, the value of the NASDAQ-100 Index® stock will be adjusted downward to reflect the ratio of the distribution. There is no adjustment to index shares. If a when-issued market is established for the spin-off company, the price of the NASDAQ-100 Index® stock is adjusted downward by the value of the spinoff. The value of the spin-off is determined by multiplying the spin-off ratio by the when-issued price. In the event the value of the spinoff has not been established as indicated above then no price adjustment is made to the NASDAQ-100 Index® stock. The new stock resulting from the spin-off transaction is not added to the NASDAQ-100 Index®.
Rights Offerings. The price of a NASDAQ-100 Index® stock is adjusted on the ex-date for rights offerings if the rights are transferable and the offering has a subscription price on an equivalent per share basis that is less than the closing price of the underlying stock (the NASDAQ-100 Index® stock the right entitles a holder to purchase) on the day prior to the ex-date. The price of the NASDAQ-100 Index® stock is adjusted downward for the value of the right. The value of the right is equal to (1) (i) the previous last sale price of the underlying stock minus (ii) the sum of (a) the subscription price of the right plus (b) the cash dividend of the underlying stock, if any, divided by (2) the number of rights required to purchase one share plus one.
Corporate actions are implemented in the NASDAQ-100 Index® in accordance with the NASDAQ-100 Index® maintenance rules discussed above. The divisor will also be adjusted as a result of corporate actions that adjust either the price or shares of a NASDAQ-100 Index® stock. Nasdaq, Inc. will make announcements prior to the effective date of any corporate actions.
In the case of mergers and acquisitions, the NASDAQ-100 Index® stock issuer may be removed the day following the shareholder vote or the expected expiration of the tender offer, provided the acquisition is not contested. In the event the acquisition is contested, the removal of the NASDAQ-100 Index® stock will occur as soon as reasonably practicable, once results have been received indicating that the acquisition will likely be successful.
If a company files for bankruptcy, the NASDAQ-100 Index® stock or stocks of the issuer will be removed from the NASDAQ-100 Index® as soon as practicable thereafter. The value of the NASDAQ-100 Index® stock will be considered $0.00000001 if no other applicable price can be observed on the Nasdaq Global Select Market or the Nasdaq Global Market.
Discretionary Adjustments
In addition to the above, Nasdaq, Inc. may, from time to time, exercise reasonable discretion as it deems appropriate in order to ensure NASDAQ-100 Index® integrity, including, but not limited to, changes to quantitative inclusion criteria.  Nasdaq, Inc. may also, due to special circumstances, if deemed essential, apply discretionary adjustments to ensure and maintain the quality of the NASDAQ-100 Index® construction and calculation.
Market Disruption Events
If a NASDAQ-100 Index® stock does not trade on its primary listing market on a given day or such index market has not opened for trading, the most recent last sale price from the index market (adjusted for corporate actions, if any) is used. If a NASDAQ-100 Index® stock is halted from trading on its index market during the trading day, the most recent last sale price is used until trading resumes.

Corrections and Calculations
The closing value of the NASDAQ-100 Index® may change up until 17:15:00 ET due to corrections to the last sale price of the NASDAQ-100 Index® stocks. In the event that a change has been made to the NASDAQ-100 Index® intraday, Nasdaq, Inc. will make an announcement describing such change. In the event a NASDAQ-100 Index® calculation has been corrected retroactively, an announcement will be provided.
License Agreement between Nasdaq, Inc. and GS Finance Corp.
The Product(s) is not sponsored, endorsed, sold or promoted by NASDAQ, Inc. or its affiliates (NASDAQ, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s).  The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the NASDAQ-100® Index to track general stock market performance.  The Corporations' only relationship to GS Finance Corp. (“Licensee”) is in the licensing of the Nasdaq®, NASDAQ-100 Index®, and certain trade names of the Corporations and the use of the NASDAQ-100 Index® which is determined, composed and calculated by NASDAQ without regard to Licensee or the Product(s).  NASDAQ has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the NASDAQ-100 Index®.  The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).
The Corporations do not guarantee the accuracy and/or uninterrupted calculation of Nasdaq-100 Index® or any data included therein.  The Corporations make no warranty, express or implied, as to results to be obtained by Licensee, owners of the product(s), or any other person or entity from the use of the Nasdaq-100 Index® or any data included therein.  The Corporations make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Nasdaq-100 Index® or any data included therein.  Without limiting any of the foregoing, in no event shall the Corporations have any liability for any lost profits or special, incidental, punitive, indirect, or consequential damages, even if notified of the possibility of such damages.

Historical Closing Levels of the Underliers
The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your notes.
You should not take the historical closing levels of an underlier as an indication of the future performance of an underlier.  We cannot give you any assurance that the future performance of any underlier or the underlier stocks will result in you receiving any coupon payments or receiving the outstanding face amount of your notes on the stated maturity date.
Neither we nor any of our affiliates make any representation to you as to the performance of the underliers.  Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels between the date of this prospectus supplement and the date of your purchase of the offered notes.  The actual performance of an underlier over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.
The graphs below show the daily historical closing levels of each underlier from June 15, 2008 through June 15, 2018.  We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.
The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.
This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders
This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:
•	a citizen or resident of the United States;

•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts in respect of the underliers. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.
Coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.
Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid coupon payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.
In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.
No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.
Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.
If the rules governing contingent payment debt instruments apply, any income you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.
If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.
It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the coupon payments in income as you receive them but instead you should reduce your basis in your notes by the amount of coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.
It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts.  It is also possible that the coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.
You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.
Possible Change in Law
In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.
In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.
United States Alien Holders
This section applies to you only if you are a United States alien holder.  You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:
•	a nonresident alien individual;

•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.
Because the U.S. federal income tax treatment (including the applicability of withholding) of the coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a U.S. alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the coupon payments were characterized as contract fees). Withholding also may not apply to coupon payments made to you if: (i) the coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.
“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.
You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – United States Alien Holders” in the accompanying prospectus.
Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.
As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisors in this regard.
In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on any of the underliers during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any coupon payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2019, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.
Foreign Account Tax Compliance Act (FATCA) Withholding
Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange, redemption or other disposition of the notes made before January 1, 2019.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.
The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90‑1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

GS Finance Corp. has agreed to sell to GS&Co., and GS&Co. has agreed to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement.  GS&Co. proposes initially to offer the notes to the public at the original issue prices set forth on the cover page of this prospectus supplement, and to certain securities dealers at such prices less a concession not in excess of 3% of the face amount.
In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.
We will deliver the notes against payment therefor in New York, New York on June 20, 2018. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.
We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.
Any notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. For the purposes of this provision:
(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)
a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and
(b)
the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), GS&Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and the accompanying prospectus supplement to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such notes may be made to the public in that Relevant Member State:

a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;
b)
at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes referred to above shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.
The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.
This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.
Conflicts of Interest
GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE
In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Summary Information	S-3
Hypothetical Examples	S-7
Additional Risk Factors Specific to Your Notes	S-11
Specific Terms of Your Notes	S-23
Use of Proceeds	S-32
Hedging	S-32
The Underliers	S-33
Supplemental Discussion of Federal Income Tax Consequences	S-54
Employee Retirement Income Security Act	S-59
Supplemental Plan of Distribution	S-60
Conflicts of Interest	S-62
Validity of the Notes and Guarantee	S-63

Prospectus Supplement dated July 10, 2017

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21

Prospectus dated July 10, 2017

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$500,000

GS Finance Corp.

Autocallable Contingent Coupon Underlier-Linked
Notes due 2020
guaranteed by
The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC